Exhibit No. 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
February 24, 2005		Dorothy Brown Smith
Vice President, Corporate
Communication
(717) 396-5696

Investor Inquiries:
Investor Relations
(717) 396-6144

LANCASTER, Pa. February 24, 2005 — Armstrong Holdings, Inc. (OTCBB: ACKHQ) today announced that Wednesday, February 23rd, Judge Robreno issued a ruling finding that the AWI Plan of Reorganization was not confirmable. The judge found the provision in the Plan that provides warrants to existing equity violated the strict priority rule of bankruptcy. The company is studying Judge Robreno’s opinion to understand the full extent of the judge’s concerns. AWI’s course of action will be determined after a careful review of Judge Robreno’s opinion and the company has discussed the options with its advisors and the other constituencies in the case.

Armstrong’s emergence from bankruptcy will be substantially delayed.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of flooring, ceilings and cabinets. In 2003, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong has 44 plants in 12 countries and approximately 15,500 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: the outcome of Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case; our ability to maintain financial liquidity; AWI’s asbestos-related liability and any other litigation; variations in raw material and energy costs; our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; success in achieving integration of and synergies from our acquisitions; greater than expected working capital requirements; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets; effects on international operations from changes in intellectual property protection and trade regulations; and other risks, uncertainties and factors disclosed in our and AWI’s most recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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